Exhibit 10.4

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) is dated as of August 1, 2015, by and between DIV NEEDHAM 115 LLC, a Massachusetts limited liability company (successor-in-interest to Fourth Avenue Ventures Limited Partnership), as landlord (“Landlord”), and CELLDEX THERAPEUTICS, INC., a Delaware corporation (successor-by name-change to T Cell Sciences, Inc. and Avant Immunotherapeutics, Inc.), as tenant (“Tenant”), with respect to that certain Lease dated as of May 1, 1996 (the “1996 Lease”), as amended by that certain First Amendment to Lease dated as of November 29, 2005 (the “First Amendment”; the 1996 Lease as amended by the First Amendment is referred to herein as the “Original Lease”, and the Original Lease as amended hereby is referred to herein as the “Lease”), by and between Landlord and Tenant, regarding certain premises (the “Existing Premises”) constituting approximately 35,189 rentable square feet on the first (1st) floor of the building located at 115-119 Fourth Avenue, Needham, Massachusetts (the “Building”), as more particularly described in the Lease.

WHEREAS, Landlord and Tenant desire to enter into this Amendment to modify certain terms and conditions of the Lease, as more particularly set forth herein.

NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, and in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that:

A.                                    Defined Terms.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Original Lease.

B.                                    Lease Amendments.  The Original Lease is hereby amended as follows:

1.                                      Term.  Landlord and Tenant acknowledge and agree that the Lease Term commenced on May 1, 1996 and is scheduled to expire on April 30, 2017.  Landlord and Tenant hereby extend the Lease Term for the period commencing on May 1, 2017 and expiring on July 31, 2020 (the “Additional Term”), unless further extended or earlier terminated in accordance with the provisions of the Lease.

2.                                      Expansion Premises.  Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, certain space currently leased to Partners Community Healthcare, Inc. (“Partners”), such space consisting of approximately 11,540 rentable square feet on the first (1st) floor of the Building as more particularly described on Exhibit A attached hereto (the “Expansion Premises”).  Tenant acknowledges that Partners, under its lease, has the right to occupy the Expansion Premises through and including November 30, 2017, with an option to extend its lease term through and including November 30, 2022.  Effective as of the date on which Landlord delivers the Expansion Premises to Tenant in the condition required by Section 3 of this Amendment (the “Expansion Premises Commencement Date”), and continuing for the duration of the Lease Term (as extended by the Additional Term), the Expansion Premises shall be added to the “Premises” demised under the Lease.  Landlord shall use commercially reasonable efforts to provide written notice to Tenant at least ninety (90) days prior to the date which Landlord reasonably anticipates to be the Expansion Premises Commencement Date, it being acknowledged that Landlord estimates that the Expansion Premises Commencement Date will occur approximately fifteen (15) days after the date on which Partners vacates the Expansion Premises and delivers the Expansion Premises to Landlord.  As of the Expansion Premises Commencement Date, (i) the “Premises” shall be deemed to include both the Existing Premises and the Expansion Premises, (ii) the rentable area of the Premises shall be deemed to equal 46,729 rentable square feet, and (iii) Tenant’s Proportionate Fraction shall be increased from 44.78% to 59.47%.  Except as expressly provided herein, all terms and provisions of the Original Lease shall be applicable to Tenant’s leasing of the Expansion Premises.

3.                                      Delivery Condition of Expansion Premises.  Landlord shall deliver the Expansion Premises in its “as is” condition as of the Expansion Premises Commencement Date, without any obligation on the part of Landlord to perform any construction therein or to prepare the same for Tenant’s occupancy; provided, however, that Landlord agrees (i) to deliver in good working order those base building systems which exclusively serve the Expansion Premises, and (ii) to deliver the Expansion Premises in compliance with applicable law (except Landlord shall have no obligation to perform upgrades to bring ADA-noncompliant bathrooms into compliance).

4.                                      Delivery Condition of Existing Premises.  Tenant shall continue in possession of the Existing Premises in its “as is” condition as of the date of this Amendment, without any obligation on the part of Landlord to perform any construction therein or to prepare the same for Tenant’s occupancy.

5.                                      Second Amendment Allowance.

(i)                                     Subject to the terms of this Amendment, Tenant shall be entitled to receive from Landlord an allowance (the “Second Amendment Allowance”) up to and not to exceed $321,617.50 (i.e., calculated at the rate of $7.50 per rentable square foot of the Existing Premises, plus $5.00 per rentable square foot of the Expansion Premises) for tenant improvements within, at Tenant’s sole election, either the Existing Premises or the Expansion Premises (the “Second Amendment Improvements”).  Upon the request of Tenant, Landlord shall provide Tenant with one (1) initial fit plan as well as one (1) revision to the initial fit plan, all at Landlord’s sole cost and without resort to the Second Amendment Allowance; provided, however, that as of December 31, 2015, Landlord shall have no further obligation to provide the initial fit plan or to make any revisions thereto.  The Second Amendment Allowance shall be used to contribute toward the payment of documented, out-of-pocket, so-called “hard” construction costs incurred by Tenant in constructing the Second Amendment

Improvements (the “Second Amendment Work Cost”) consistent with the plans, drawings and specifications (“Second Amendment Plans”) which have been reviewed and approved by Landlord (such approval not to be unreasonably withheld or delayed) prior to the commencement of such Second Amendment Improvements.  Notwithstanding the foregoing, no more than ten percent (10%) of the Second Amendment Allowance (i.e., $32,161.75) shall be eligible for application to so-called “soft costs” incurred by Tenant in designing and constructing the Second Amendment Improvements.  Tenant shall provide Landlord with information as reasonably requested by Landlord to substantiate the complete Second Amendment Work Cost following acceptance of any bids for the Second Amendment Improvements in accordance with the Second Amendment Plans.  At the expiration or earlier termination of the Lease Term, Tenant shall, at Tenant’s sole cost and expense, remove and restore (a) any components of the Second Amendment Improvements for which Landlord requires restoration in writing at the time of Landlord’s approval of the Second Amendment Plans, and (b) any specialty alterations not typically performed under tenancies having general office use, as determined by Landlord in its reasonable discretion.

(ii)                                  Tenant shall notify Landlord of the parties which Tenant intends to use as architect, engineer and contractor for the Second Amendment Improvements, and such consultants shall be subject to Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(iii)                               Tenant shall obtain and furnish to Landlord true and complete copies of all necessary governmental permits and certificates as may be required (a) for the commencement and prosecution of the Second Amendment Improvements and (b) to evidence final approval thereof upon completion.  It shall be the responsibility of Tenant: (i) to submit, at its sole cost and expense, all Second Amendment Plans to any governmental authority requiring the same, and (ii) to secure and pay for all permits or governmental approvals necessary to construct the Second Amendment Improvements and to use and occupy the Premises (including, without limitation, any required certificate of occupancy).  Landlord shall not charge Tenant any oversight or supervisory fee with regard to Tenant’s initial construction of the Second Amendment Improvements.

(iv)                              Tenant shall construct the Second Amendment Improvements in accordance with the Second Amendment Plans, and any material deviations from the Second Amendment Plans shall require resubmission to Landlord, for Landlord’s prior approval, of detailed plans and drawings describing such material deviations.  Tenant shall construct and complete the Second Amendment Improvements in a good and workmanlike manner, using materials of first quality (using no less than building standard materials and finishes) and shall comply with the Landlord’s construction standards, all applicable requirements of insurance bodies and with the Second Amendment Plans.

(v)                                 Tenant shall pay all debts incurred and shall satisfy or bond all liens of contractors, subcontractors, mechanics, laborers, and materialmen in respect to construction, alteration and repair in and on the Premises.  If any mechanic’s, laborer’s, or materialman’s lien shall at any time be filed against the Building (or any portion thereof) by reason of any act or omission of Tenant, Tenant shall cause the same to be discharged by payment, deposit, bond or order of a court of competent jurisdiction within twenty (20) days of written notice of Landlord.

(vi)                              The Second Amendment Allowance shall be payable by Landlord to Tenant not more than one (1) time per month on a progress payment basis.  In connection with each request for payment, Tenant shall submit to Landlord a detailed requisition request satisfactory to Landlord (each, a “Requisition Request”).  Each disbursement to Tenant shall be made within thirty (30) days after Tenant has delivered to Landlord evidence of the completion of the Second Amendment Improvements (or any portion thereof) pursuant to the Second Amendment Plans and a complete Requisition Request and shall be in an amount equal to the substantiated amount of the expense paid or incurred by Tenant with respect to the Second Amendment Work Cost.  Landlord shall not be obligated to pay any portion of the Second Amendment Allowance during such time that Tenant is in default of any of its obligations under the Lease.  In no event shall Landlord be responsible for any sums in excess of the Second Amendment Allowance, and as a result, after Landlord has disbursed the full amount of the Second Amendment Allowance, Tenant shall be financially responsible for all remaining construction expenses for its Second Amendment Improvements.  Each Requisition Request shall be accompanied by (a) reasonably detailed invoices and billing statements evidencing the completion of the work that is the subject of such Requisition Request, (b) sworn tenant’s and contractor’s statements in customary form in use by Chicago Title Insurance Company reflecting (i) the total cost of the Second Amendment Improvements, provided, however, that line items for work or materials not yet bid or let (e.g., furniture) shall reflect a projected amount and clearly reflect such line items as not yet let; (ii) the progress payments funded to date; (iii) the amount to be funded for the draw being requested; and (iv) the balance to be disbursed, (c) such contractor’s affidavits and partial or final lien waivers as Landlord shall require; (d) with respect to the final draw request, a certificate from Tenant’s architect stating that the Second Amendment Work has been completed in accordance with the Second Amendment Plans and applicable zoning, building, environmental and other laws and final lien waivers, and (e) any other commercially reasonable documentation that may be requested by Landlord.  Tenant shall submit all Requisition Requests no sooner than the Expansion Premises Commencement Date and no later than the day that is six (6) months following the Expansion Premises Commencement Date, unless delayed by Acts of God (as defined in Section 14.5 of the 1996 Lease), and Landlord shall have no obligation to pay any monies with respect to the Second Amendment Improvements outside of such period.

(vii)                           Tenant no longer shall have the right to seek reimbursement from Landlord for Qualified Tenant Improvements.  Accordingly, Section 15.3 of the 1996 Lease is hereby made void and shall be of no further force and effect.

6.                                      Annual Fixed Rent.

(i)                                     Effective as of August 1, 2015, notwithstanding the Annual Fixed Rent chart set forth in Section 5(a) of the First Amendment, Annual Fixed Rent for the Existing Premises shall be payable in the manner set forth in Section 4 of the 1996 Lease, at the rates set forth below.

Period	Annual Fixed Rent	Monthly Installment
August 1, 2015 – July 31, 2016	$1,073,264.50	$89,438.71
August 1, 2016 – July 31, 2017	$1,102,823.26	$91,901.94
August 1, 2017 – July 31, 2018	$1,133,085.80	$94,423.82
August 1, 2018 – July 31, 2019	$1,164,404.01	$97,033.67
August 1, 2019 – July 31, 2020	$1,196,426.00	$99,702.17

(ii)                                  Effective as of the Expansion Premises Commencement Date, Annual Fixed Rent for the Expansion Premises shall be payable in the manner set forth in Section 4 of the 1996 Lease, at the rates set forth below.  For the avoidance of doubt, Landlord and Tenant acknowledge and agree that Tenant shall owe no Annual Fixed Rent in respect of the Expansion Premises for the period prior to the Expansion Premises Commencement Date.

Period*	Annual Fixed Rent	Monthly Installment
August 1, 2015 – July 31, 2016	$351,970.00	$29,330.83
August 1, 2016 – July 31, 2017	$361,663.60	$30,138.63
August 1, 2017 – July 31, 2018	$371,588.00	$30,965.67
August 1, 2018 – July 31, 2019	$381,858.60	$31,821.55
August 1, 2019 – July 31, 2020	$392,360.00	$32,696.67

* Notwithstanding the foregoing, provided that no default has occurred beyond applicable notice and cure periods under the Lease, Tenant shall not be obligated to make payments of Annual Fixed Rent in respect of the Expansion Premises for the period commencing on the Expansion Premises Commencement Date and ending on the earlier of (a) the day before the Town of Needham issues a temporary or permanent certificate of occupancy for the Expansion Premises, and (b) the one hundred twentieth (120th) day following the Expansion Premises Commencement Date.

7.                                      Additional Rent.  From the date of this Amendment through and including the Additional Term, Tenant shall continue to pay Additional Rent and all other charges due under the Lease in respect of the Existing Premises.  From and after the Expansion Premises Commencement Date, through and including the Additional Term, Tenant shall pay Additional Rent and all other charges due under the Lease in respect of the Existing Premises.  Landlord represents and warrants that the Expansion Premises will be submetered for electricity as of the Expansion Premises Commencement Date.

8.                                      Utilities.  For the period commencing on the date of this Amendment through and including the Additional Term, Tenant shall continue to pay all charges for Tenant’s utilities in respect of the Existing Premises in accordance with Section 7.1 of the 1996 Lease.  For the period commencing on the Expansion Premises Commencement Date through and including the Additional Term, Tenant shall pay all charges for Tenant’s utilities in respect of the Expansion Premises in accordance with Section 7.1 of the 1996 Lease.  HVAC shall be available in the Expansion Premises Monday through Friday from 7:30 a.m. to 6:30 p.m. and Saturdays from 9:00 a.m. to 3:00 p.m.

9.                                      HVAC Maintenance.  For the period commencing on the date of this Amendment through and including the Additional Term, Tenant shall continue to be solely responsible for the cost of maintenance, replacement and repair of those portions of the HVAC equipment and systems solely serving the Existing Premises, all in accordance with Section 13 of the First Amendment.  Within the period of sixty (60) days prior to the Expansion Premises Commencement Date, Landlord shall cause the HVAC equipment serving the Expansion Premises to be inspected by a properly qualified technical firm selected by Landlord in its reasonable discretion, which technical firm shall certify that such HVAC equipment is in good working condition. If such HVAC equipment is not then in good working condition, then Landlord shall cause such HVAC equipment to be placed in good working condition at Landlord’s expense prior to the Expansion Premises Commencement Date.  For the period commencing on the Expansion Premises Commencement Date through and including the Additional Term, Landlord shall have control of and shall maintain, repair and replace the HVAC equipment and systems serving the Expansion Premises, all in accordance with Section 13 of the First Amendment, it being acknowledged and agreed that the

HVAC equipment and systems serving the Expansion Premises are “Common HVAC” under Section 13 of the First Amendment.

10.                               Parking.  Effective as of the Expansion Premises Commencement Date, (i) thirteen (13) of the spaces which Tenant is entitled to use under Section 1.3 of the 1996 Lease, which thirteen (13) parking spaces are shown on Exhibit B attached hereto (the “Reserved Parking Spaces”), will be designated, marked and identified by Landlord as being reserved for the exclusive use of Tenant and its employees and invitees, it being acknowledged, however, that Landlord shall be under no obligation to enforce Tenant’s exclusive parking rights, and (ii) Tenant shall be entitled to use one hundred thirty-seven (137) unreserved parking spaces (the “Unreserved Parking Spaces”), subject to and in accordance with Section 1.3 of the 1996 Lease.  For the avoidance of doubt, Landlord and Tenant hereby acknowledge and agree that the Unreserved Parking Spaces shall be allocated as follows: 103 unreserved parking spaces on the “Building Parcel” (as designated on Exhibit B) and 34 unreserved parking spaces on the “Parking Parcel” (as designated on Exhibit B).

11.                               Extension Terms.  Tenant shall have the right to extend the Lease Term for two (2) periods of five (5) years each, subject to and in accordance with the terms and conditions of Section 8 of the First Amendment.  Accordingly, Section 8 of the First Amendment is hereby amended by (i) deleting the phrase “one extended term” and substituting therefor the phrase “two extended terms (the “Second Extension Term” and the “Third Extension Term”, respectively)”, and (ii) except for the instance of “Second Extension Term” in the first (1st) sentence of said Section 8 (which is modified by the foregoing clause (i)), deleting the phrase “Second Extension Term” in each instance and substituting therefor the phrase “Second Extension Term or Third Extension Term, as applicable”, it being acknowledged that (notwithstanding the foregoing deletion and substitution), during the Second Extension Term, Tenant shall have one (1) further option to extend the Lease Term for the Third Extension Term.

12.                               Insurance.  Effective as of the date of this Amendment, Section 6.1(g) of the First Amendment is hereby amended by deleting the phrase “the Extension Term” and substituting therefor the phrase “any extended term of this Lease”, it being agreed that Landlord shall have the right to increase insurance limits or require additional types of insurance coverage, all as more particularly provided in Section 6.1(g) of the First Amendment, effective as of the first day of the Additional Term, the Second Extension Term, the Third Extension Term or any other extended term of the Lease.

13.                               Exterior Signage.  Subject to Landlord’s reasonable approval as to size, design, location and method of installation, not to be unreasonably withheld, delayed or conditioned, and to applicable laws, Tenant shall have the right, prior to the first anniversary of the Expansion Premises Commencement Date, to install and thereafter maintain one sign on the exterior of the Building (the “Exterior

Building Signage”).  Tenant shall be responsible, at Tenant’s expense, for obtaining all permits related to the installation of Tenant’s Exterior Building Signage.  The provisions of this paragraph are personal to Celldex Therapeutics, Inc. or a successor entity under a “Merger” or as a result of a transfer to a parent or subsidiary of Tenant for which Landlord’s consent is not required, all as more particularly provided in Section 9.13(a) of the 1996 Lease (as amended and restated by Section 9(a) of the First Amendment) .  Notwithstanding anything herein to the contrary, if (i) Tenant defaults beyond applicable notice and cure periods under the Lease, or (ii) Tenant subleases more than forty percent (40%) of the then rentable area of the Premises, or (iii) the Lease expires or otherwise terminates, Tenant’s right to the Exterior Building Signage shall terminate, and Tenant shall remove the Exterior Building Signage and repair any damage caused by such removal, at Tenant’s sole cost, in a commercially reasonable manner that restores the portion of the Building that was subject to the Exterior Building Signage to substantially the condition that existed prior to the installation of the Exterior Building Signage.  If Tenant’s Exterior Building Signage requires municipal or other governmental approval, and such approval is denied, Landlord shall not be deemed to be in default hereunder and the Lease shall continue in full force and effect, it being agreed, however, that Landlord shall use reasonable efforts (at no cost or legal obligation to Landlord) to cooperate with Tenant in obtaining such approvals, including, without limitation, executing such documentation that is required of Landlord by such municipal or governmental authority in connection therewith.  If Tenant does not install Exterior Building Signage prior to the first anniversary of the Expansion Premises Commencement Date, then Tenant’s rights to install Exterior Building Signage shall terminate.  Landlord shall have the right to relocate the Exterior Building Signage on a temporary basis in connection with the maintenance and repair of the Building.

14.                               Right of First Refusal.  Commencing on the Expansion Premises Commencement Date, Tenant shall have a right of first refusal on certain space in the Building, as more particularly provided in Exhibit C attached hereto.

15.                               Roof Penetrations.  Subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to repair and service Tenant’s existing HVAC equipment on the roof of the Building and to replace such equipment in the same location and to add new equipment that is substantially similar in size and function, except as provided in the next succeeding sentence.  Tenant shall not install any new HVAC equipment on the lower, front, roof of the Building (commonly called the “view roof”) or make any new penetrations on that portion of the roof of the Building (collectively, “New Lower Roof Equipment and Penetrations”) without Landlord’s prior written consent to the location, design, materials and installation method thereof, which consent Landlord reserves the right to withhold for any reason in Landlord’s sole and absolute discretion.  In the event that Landlord approves any roof penetrations (whether New Lower Roof Penetration or any others), (i) Tenant shall be solely responsible for obtaining any and all permits and approvals required in connection with installation of such penetrations and the ongoing maintenance thereof, and for any and all costs in connection with the permitting, fabrication, installation and maintenance of such penetrations, (ii) Tenant shall maintain all such penetrations in good condition at all times, and (iii) at the expiration or earlier termination of the Lease, Tenant shall remove all such penetrations, repair all damage caused by such removal, and restore the roof of the Building to its condition immediately prior to installation of all such penetrations.

16.                               Landlord’s Address for Notices and Payments.  Section 1.1 of the 1996 Lease is hereby amended by deleting the “Address of Landlord” set forth therein and substituting therefor “c/o Davis Management Company, LLC, 125 High Street, 21st Floor, Boston, Massachusetts 02110”.

C.                                    Broker.  Tenant hereby represents and warrants that it has not directly or indirectly dealt with any broker or other party entitled to a commission or fee by virtue of this Amendment other than Jones Lang LaSalle and The Garibaldi Group (collectively, the “Broker”) and agrees to indemnify, defend and hold Landlord harmless from any and all loss, cost, damage, claim or expense arising from any claims for commissions or fees by any third parties, other than the Broker, based on dealing with Tenant in connection with the Premises or this Amendment.

D.                                    Governing Law/Binding Effect.  The Lease and this Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the Landlord and Tenant and their respective legal representatives, successors and assigns.

E.                                     Entire Understanding.  This Amendment contains the entire understanding between the Landlord and Tenant and supersedes any prior understandings and agreements between them respecting the subject matter of this Amendment.  No modification of the Lease as amended by this Amendment shall be valid or effective unless in writing and signed by the party against whom the modification is to be enforced.

F.                                      General Provisions.  Except as specifically amended in this Amendment, the Original Lease is and shall remain in full force and effect and has not been amended, modified, terminated or assigned.  No portion of the Premises has been assigned, sublet or licensed for use by any other occupant.  In the event there is a contradiction between the Original Lease and this Amendment, this Amendment shall govern.  Tenant acknowledges that Landlord’s and Tenant’s lease covenants are independent and that Tenant has no claim of default, setoff, counterclaim or defenses and no claim of abatement, reduction, adjustments, or concessions with respect to rent and/or other charges under the Original Lease as of the date hereof, and to the extent any of the same exist, they are hereby waived in full.

[signatures on following page]

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EXECUTED as a sealed instrument as of the date first set forth above.

LANDLORD:

DIV NEEDHAM 115 LLC, a Massachusetts limited liability company

By: Fourth Avenue Ventures Limited Partnership, its manager

By: Cendav Investment Corp., its general partner

	By:	/s/ Jonathan Davis
Name: Jonathan Davis
Title: President

TENANT:

CELLDEX THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Avery W. Catlin
Name: Avery W. Catlin
Title: SVP & CFO

SECRETARY’S CERTIFICATE

I, Anthony S. Marucci, President & CEO of CELLDEX THERAPEUTICS, INC., a Delaware corporation (the “Company”), hereby certify that by Board Meeting on September 9, 2015, approval was given for the Company, as tenant, to enter into a Second Amendment to Lease with DIV NEEDHAM 115 LLC, as landlord, with respect to the Company’s lease in the building located at, known as and numbered 115-119 Fourth Avenue, Needham, Massachusetts, a copy of which Second Amendment to Lease is attached hereto and made a part hereof.

I further certify that Avery W. Catlin, as SVP & CFO of the Company has authority to execute and deliver to the landlord said Second Amendment to Lease on behalf of the Corporation.

Witness my hand and seal of the Corporation this 30th day of October, 2015.

/s/ Anthony S. Marucci
Name: Anthony S. Marucci
Title: President & CFO

EXHIBIT A

Expansion Premises

EXHIBIT B

Parking Spaces

EXHIBIT C

Right of First Refusal

Tenant shall have an ongoing right of first refusal (the “Right of First Refusal”) to lease certain ROFR Space (hereinafter defined), subject to the terms and conditions of this Exhibit C and the existing rights of any other tenants leasing space at the Building as of the date of this Amendment.

1.                                      Notice Of Availability.  Commencing on the Expansion Premises Commencement Date and continuing until July 31, 2018 (the “ROFR Period”), at such time as Landlord shall receive a bona fide written offer which Landlord is prepared to accept (a “Bona Fide Offer”) from a prospective third-party tenant to lease any space in the Building which is contiguous to the then Premises (such space, the “ROFR Space”), Landlord shall give Tenant written notice thereof (the “ROFR Notice”).  The ROFR Notice shall set out the terms and conditions of the Bona Fide Offer in respect of the ROFR Space.  Tenant shall have no Right of First Refusal during the Second Extension Term or the Third Extension Term, neither of which Extension Term shall constitute a portion of the ROFR Period.

2.                                      Conditions to Exercise.  In addition to any other terms or conditions set forth herein, Tenant’s exercise of its Right of First Refusal is conditioned upon Tenant’s compliance with the following requirements:

(a)                                 Tenant delivers to Landlord written notice exercising its right to lease the ROFR Space on the terms of the Bona Fide Offer within five (5) days after Tenant’s receipt of the ROFR Notice, it being agreed and acknowledged by the parties hereto that in the event of any failure by Tenant to timely exercise its right to lease the ROFR Space, Landlord shall have a period of twelve (12) months after delivery of the ROFR Notice within which to fully execute and deliver a lease with the tenant which submitted the Bona Fide Offer on substantially the terms and conditions set forth in the Bona Fide Offer, failing which the Right of First Refusal shall renew and Landlord shall again notify Tenant of any Bona Fide Offer received during the ROFR Period.

(b)                                 Tenant is not in default under the Lease beyond all applicable notice and cure periods at the time Landlord gives the ROFR Notice and at the commencement of the lease of ROFR Space by Tenant; and

(c)                                  Tenant must lease all of the ROFR Space on the terms and conditions of the Bona Fide Offer

(d)                                 On the date of the Bona Fide Offer, Celldex Therapeutics, Inc. must be occupying one hundred percent (100%) of the then Premises demised under the Lease, without any portion of the then Premises subject to a sublease or other occupancy agreement.

3.                                      Terms.  The following terms shall apply to and govern the lease of the ROFR Space:

(a)                                 For any Bona Fide Offer received during the period of twenty-four (24) months immediately following the Expansion Premises Commencement Date, Annual Fixed Rent, tenant improvement allowance and tenant inducements shall be equitably and proportionately adjusted to be consistent with the terms of this Amendment (it being agreed that, for purposes of such equable and proportionate adjustment, the applicable tenant improvement allowance shall be $5.00 per rentable square foot of the ROFR Space, consistent with the portion of the Second Amendment Allowance granted by Landlord in respect of the Expansion Premises), and the term of Tenant’s tenancy of the ROFR Space shall begin on the date proposed for occupancy in the Bona Fide Offer and shall expire coterminous with the expiration or earlier termination of the Lease Term.

(b)                                 For any Bona Fide Offer received after the period of twenty-four (24) months immediately following the Expansion Premises Commencement Date, Annual Fixed Rent, tenant improvement allowance, tenant inducements, and term commencement and expiration shall be as set forth in the Bona Fide Offer.

(c)                                  The other terms and conditions, including, without limitation, the payment by Tenant of Additional Rent and other charges, shall be the same as set forth in the Lease with respect to the balance of the Premises.

4.                                      Documentation.  Within fifteen (15) days after receipt from Landlord, Tenant shall execute and deliver to Landlord those instruments Landlord reasonably requests to evidence any lease of ROFR Space under this Exhibit C.

5.                                      Termination.  Notwithstanding anything to the contrary contained herein, any assignment or subletting by Tenant pursuant to the provisions of the Lease shall terminate the Right of First Refusal and the same shall be null and void and without recourse to either party hereto.  In addition, the Right of First Refusal granted hereby shall expire by its own terms at such time as less than twenty-four (24) months remain in the Additional Term from the date on which the term of Tenant’s tenancy of the ROFR Space would have commenced in accordance with the provisions of this Exhibit C.